Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                                  FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM REPORTS SECOND QUARTER 2013

FINANCIAL AND OPERATING RESULTS

HOUSTON— August 5, 2013 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today its financial and operating results for the three months ended June 30, 2013.

Key points include:

•                  Second quarter 2013 results reflect one month of operating results from the $620 million acquisition of Anadarko Basin properties in Texas and Oklahoma from Panther Energy Company, LLC (the “Panther Acquisition”).

•                  In conjunction with the acquisition, the Company issued $700 million of 9.25% senior unsecured notes due 2021 and amended its revolving credit facility to increase the borrowing base to $425 million.

•                  Average daily production for the second quarter 2013 rose 21% to 19,634 net barrels of oil equivalent (“Boe”) per day from 16,208 net Boe per day in the first quarter of 2013.

•                  After assuming operations of the Panther Acquisition properties, Midstates was running nine rigs at the end of the quarter and spud 28 wells during the quarter.  The Company continues to see improvements in efficiency and costs to drill and complete wells.

•                  The Company recently brought three new successful horizontal wells online in its Louisiana Wilcox program, two in the North Cowards Gully field and one in the South Bearhead Creek field.  See the “Gulf Coast Operations Update” below for additional information.

•                  Adjusted EBITDA, excluding the $11.5 million of acquisition and transaction costs related to the Panther Acquisition, totaled $64.9 million compared to $56.5 million for the first quarter of 2013.

•                  Adjusted Net Income (Loss), which excludes, among other items, acquisition and transaction costs related to the Panther Acquisition, was a loss of $4.2 million, or a $0.06 loss per share.

Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures.  Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.

John Crum, Chairman, President and CEO commented, “The second quarter of 2013 was an extremely busy quarter for us.  We closed the Panther Acquisition on May 31st as planned and also completed our $700 million senior notes offering.  We assumed operations of the new assets and accelerated our integration process.  We look forward to working with the Panther team as we begin implementing our strategy.” Crum continued, “Our second quarter financial and operational results reflect the production growth achieved from volumes added from one month of the new Panther assets as well as our Mississippian drilling program, which continues to meet all of our expectations.”

Three Months Ended June 30, 2013 Financial Results

Adjusted EBITDA totaled $53.4 million in the second quarter of 2013, which was reduced by $11.5 million of acquisition and transaction costs related to the Panther Acquisition, compared to $32.8 million in the second quarter of 2012 and $56.5 million for the first quarter of 2013.

Net income of $3.3 million for the second quarter of 2013 compares to a net loss of $112.4 million for the second quarter of 2012 and a net loss of $7.9 million in the first quarter of 2013.  Net income for the second quarter of 2013 includes unrealized gains on derivatives of $23.5 million as well as a non-cash tax expense of $2.0 million.  The net loss for the second quarter of 2012 included a $149.5 million non-cash deferred tax charge associated with the Company’s IPO corporate reorganization, as well as unrealized gains on derivatives of $53.3 million.  The first quarter 2013 loss included unrealized losses on derivatives of $15.1 million and a non-cash tax benefit of $5.0 million.

Adjusted Net Income (Loss), which excludes acquisition and transaction costs and unrealized gains on derivatives and the related tax impact totaled a loss of $4.2 million for the second quarter of 2013, or $0.06 loss per share.

Production during the second quarter of 2013 increased to 19,634 Boe per day compared to 7,904 Boe per day during the second quarter of 2012, and 16,208 Boe per day in the first quarter of 2013.  Second quarter 2013 production from the Company’s Mid-Continent properties (including one month of production from the Panther Acquisition) averaged 13,094 Boe per day while Gulf Coast properties contributed the balance of 6,540 Boe per day. The Panther Acquisition properties contributed roughly 14%, or 2,668 Boe per day, comprised of 48% oil and 21% natural gas liquids (“NGLs”).  For the total Company, oil volumes comprised 45% of total production, NGLs 17%, and natural gas 38% on a Boe basis.

In the second quarter of 2013, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $97.54 ($94.86 with realized derivatives) while its average realized price for NGL sales, before realized derivatives, was $35.34 per barrel ($37.41 with realized derivatives). Natural gas averaged $3.55 per thousand cubic feet, before realized derivatives ($3.65 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below.

Oil, NGL and natural gas sales revenues increased by $48.8 million to $103.1 million during the second quarter of 2013 as compared to $54.3 million for the second quarter of 2012, and by $12.4 million, or 14%, compared to $90.7 million in the first quarter of 2013. The realized loss on derivatives for the second quarter of 2013 was $1.1 million compared to realized losses of $5.2 million for the second quarter of 2012 and $5.0 million for the first quarter of 2013.

Three Months Ended June 30, 2013 Costs and Expenses

Lease operating and workover expenses of $17.6 million ($9.83 per Boe), increased $3.7 million ($0.32 per Boe) from the first quarter of 2013. The increase per Boe was primarily the result of higher salt water disposal and surface maintenance costs in the Gulf Coast region, and higher electricity costs and workovers in the Mississippian Lime properties. The Company continues to implement initiatives that are reducing these costs by expanding salt water disposal capacity in the Gulf Coast region, and in the Mississippian Lime, switching from more costly diesel fired electricity generators to natural gas generators for use in areas where the local electrical grid is unstable or becomes taxed.

Severance and ad valorem taxes as a percentage of oil, NGL and natural gas sales revenue (before derivatives) were 6.4% for the second quarter of 2013 as compared to 6.6% for the first quarter of 2013.

Depreciation, depletion and amortization expense (“DD&A”) totaled $52.8 million ($29.56 per Boe), an increase of $10.8 million as compared to $42.0 million ($28.77 per Boe) in the first quarter of 2013. The increase in total DD&A for the period is related to the increase in production quarter over quarter.

General and administrative expenses for the second quarter of 2013 of $15.3 million ($8.55 per Boe) includes one month of expenses related to the Panther Acquisition transition services agreement.  First quarter 2013 general and administrative expenses totaled $11.0 million.  For the second quarter 2013, acquisition and transaction costs related to the Panther Acquisition were $11.5 million ($6.43 per Boe) and represented bridge financing fees, due diligence costs, and legal fees.  Second quarter 2013 and first quarter 2013 general and administrative expenses included non-cash share-based compensation expense of $1.8 million ($0.99 per Boe) and $1.2 million ($0.85 per Boe), respectively.

Total Cash Operating Expenses (excluding the impact of $11.5 million of acquisition and transaction costs) were $21.07 per Boe as compared to $20.29 per Boe in the first quarter of 2013.

Total interest expense (after amounts capitalized) was $16.6 million for the second quarter of 2013 as compared to $10.9 million in the first quarter of 2013.  The Company capitalized $7.9 million in interest to unproved properties during the second quarter of 2013 as compared to $7.1 million in the first quarter of 2013.

The Company recorded income tax expense during the quarter of $2.0 million as compared to an income tax benefit of $5.0 million in the first quarter of 2013.    The Company does not expect to have a cash income tax liability for the foreseeable future.

Liquidity and Capital Investment

On June 30, 2013, Midstates’ liquidity was $216 million, consisting of $204 million of available borrowing capacity under the Company’s revolving credit facility (which consists of a current borrowing base of $425 million) and $12 million of cash and cash equivalents.

On May 31, 2013, the Company closed a private issuance of $700 million in aggregate principal amount of 9.25% Senior Notes which mature in 2021. The proceeds from the Notes offering of approximately $683 million (net of the initial purchasers’ discount) were used to fund the Panther Acquisition, to repay a portion of the outstanding borrowings under the Company’s revolving credit facility, for general corporate purposes and to pay expenses related to the Panther Acquisition, the Notes offering and the Company’s entry into an amendment to its revolving credit facility.  Also on May 31, 2013, in connection with the Panther Acquisition, the Company’s revolving credit facility was amended to increase the borrowing base (subject to redetermination in late September 2013) to $425 million and extend the maturity date to 2018.

During the three months and six months ended June 30, 2013, the Company incurred capital expenditures of $149.4 million and $282.2 million, respectively, consisting of (in thousands):

	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2013
Drilling and completion activities	$130,067	$246,577
Acquisition of acreage and seismic data	8,133	16,369
Facilities and other	3,329	4,325
Capitalized interest	7,861	14,915
Total capital expenditures incurred	$149,390	$282,186

Excluding the Panther Acquisition and capitalized interest, the Company invested $141.5 million during the second quarter of 2013, of which $58.0 million was spent in the Gulf Coast region and $82.5 million was spent in the Mid-Continent region ($76.8 million in the Mississippian Lime and $5.7 million in the Anadarko Properties). Excluding the previously mentioned items, of the $267.3 million spent during the six months ended June 30, 2013, $147.7 million was spent in the Gulf Coast region and $118.2 million was spent in the Mid-Continent region.

Mid-Continent Operations Update

During the second quarter, the Company had five rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma.  Midstates completed a total of 12 wells, all of which were horizontal, and spud a total of 21 gross wells of which five were producing, 11 were awaiting completion and five were drilling at June 30, 2013.

Midstates said it remains pleased with its Mississippian Lime program performance and sees continuing improvement in profitability over the coming quarters.  The Company has reduced its cycle time and costs by moving to pad drilling, using rotary steerables and optimizing drilling and completion techniques.  Days from spud to rig release averaged less than 20 days during the quarter compared with approximately 25 days during the first quarter of 2013.  The Company now has 85 wells that have been on production for more than 30 days and have an average 30-day initial production rate of 573 Boe per day.

The Company recently received initial data from a 304 square mile 3-D seismic survey over the majority of its Mississippian Lime properties.  The survey is in final processing and Midstates expects to be integrating the data into its drilling location selection by the end of the year.

Midstates plans to run five rigs in the Mississippian Lime during the third quarter and plans to invest approximately $105 million  completing wells drilled during the second quarter and  drilling 20 to 25 new wells.

The Company assumed operations of the Panther Acquisition properties on May 31, 2013 and had three rigs active during June, all of which were targeting the Cleveland formation.  Midstates completed three wells and spud three new wells, all of which were drilling at June 30, 2013.

Midstates recently added a fourth rig in the Anadarko Basin and plans to increase the rig count by the end of the year.  For the third quarter of 2013, the Company plans to invest approximately $45 million completing wells and drilling 16 to 18 new wells in the Anadarko Basin.

At June 30, 2013, Midstates had 241,630 net acres under lease in the Mid-Continent region, comprised of 88,260 net leased acres in the Mississippian Lime (82,600 in Woods and Alfalfa Counties in Oklahoma and 5,660 acres in

Kansas), 14,470 in the Hunton in Lincoln County, Oklahoma, and 138,900 acres in the Anadarko Basin in Texas and Oklahoma.

Gulf Coast Operations Update

During the three months ended June 30, 2013, Midstates completed a total of six wells, two vertical wells (one in Pine Prairie and one in South Bearhead Creek) and four horizontal wells consisting of the Wood 10H-1, the Musser Davis 8H-2 and the Olympia Minerals 16H-1 at North Cowards Gully, and the Musser Davis 33-28 HC-1 at South Bearhead Creek.  A total of four gross wells (three horizontal) were spud during the quarter, of which three were producing and one was drilling at June 30, 2013.

Gulf Coast horizontal well update:

•                  As previously announced, the Wood 10H-1 was completed during the second quarter but experienced mechanical issues that caused it to cease production.  Given the excellent initial production rates, Midstates will sidetrack the well and complete it using techniques developed on subsequent successful wells.

•                  Midstates completed the Musser Davis 33-28 HC-1 well in South Bearhead Creek on May 9, 2013.  The 30-day initial production rate of this well was 882 Boe per day (72% oil/11% NGLs).  The well reached a total measured depth of 18,200 feet, with a 4,300 foot lateral targeting the Lower Wilcox “C”. The well was completed with 14 stages of fracture stimulation and cost approximately $13.8 million.

•                  The Musser Davis 8H-2 well in North Cowards Gully was completed on June 10, 2013.  The 30-day initial production rate of this well was 595 Boe per day (81% oil/8% NGLs).  The well reached a total measured depth of 15,800 feet, with a 3,420 foot lateral targeting the Upper Wilcox “B”.  The well was completed with ten stages of fracture stimulation and cost approximately $10 million.

•                  The Olympia Minerals 16H-1 well in North Cowards Gully was completed on June 27, 2013.  The 30-day initial production rate of this well was 751 Boe per day (60% oil/16% NGLs).  The well reached a total measured depth of 17,000 feet, with a 4,500 foot lateral targeting the Upper Wilcox “B”.  The well was completed with 15 stages of fracture stimulation and cost approximately $11.5 million.

•                  The Musser Davis 27 HC-1 in South Bearhead Creek was spud in late June and is approaching total depth targeting the Lower Wilcox “D” Sand.

Midstates said that the last three horizontal Wilcox wells are being flowed back at restrictive rates well below maximum capacity to reduce the potential for well integrity issues as seen in the Wood 10H-1.

The Company received 3-D seismic data in Pine Prairie during the quarter which has increased the Company’s ability to generate additional drilling locations and inventory.  Midstates will continue to evaluate this data as well as producing wells to identify high rate of return drilling opportunities.

At June 30, 2013, the Company had 118,120 net acres under lease or option in the Gulf Coast region, comprised of 65,010 net leased acres and 53,110 net optioned acres.

For the third quarter of 2013, Midstates currently plans to invest approximately $25 million drilling two to three horizontal wells.

John Crum, Chairman, President and CEO commented, “We drilled and completed a record number of wells during the second quarter and currently have 10 rigs active, the largest ever in our history.  As our activity level has increased, our operations team has made great progress in achieving operating efficiencies in our drilling program across our properties. As evidenced by the reduction in drilling days, our teams continue to find techniques and new technologies that greatly improve efficiency.  We look forward to applying the methods learned in the Mississippian Lime to the drilling program in the Anadarko Basin properties.” Crum continued, “We are very pleased with our three most recent horizontal wells in Louisiana.  Wells drilled, at both our South Bearhead Creek and North Cowards Gully fields, are yielding attractive results that provide further encouragement to the use of horizontal drilling to further exploit these and other properties in Louisiana.  Looking ahead, we have a very active drilling program planned across our portfolio for the third quarter and are increasingly incorporating data received from our growing 3-D seismic inventory to help us better locate our wells.”

Hedging Update

In connection with the Panther Acquisition and the Company’s hedging strategy, Midstates has entered into additional hedge contracts for the remainder of 2013, and for 2014 and 2015. The Company’s hedge portfolio is presented in the table below.

Conference Call Information

The Company will host a conference call to discuss second quarter results on Tuesday, August 6 at 10:00 am Eastern time. Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 19946594 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until August 13th and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 19946594 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the closing, financing and benefits of the acquisition are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to costs and difficulties related to the integration of the acquired businesses and operations with Midstates’ business and operations; unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

or

Garrett Galloway, (713) 595-9323

Garrett.Galloway@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,285	$18,878
Accounts receivable:
Oil and gas sales	61,650	35,618
Joint interest billing	20,901	10,815
Other	1,519	3,866
Commodity derivative contracts	9,006	5,695
Deferred income taxes	11,517	6,027
Other current assets	10,720	8,573
Total current assets	127,598	89,472

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	2,744,032	1,836,664
Other property and equipment	7,907	5,038
Less accumulated depreciation, depletion, and amortization	(369,099)	(274,294)
Net property and equipment	2,382,840	1,567,408

OTHER ASSETS:
Commodity derivative contracts	4,631	1,717
Other noncurrent assets	50,775	25,413
Total other assets	55,406	27,130

TOTAL	$2,565,844	$1,684,010

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$22,438	$29,196
Accrued liabilities	150,984	98,649
Commodity derivative contracts	8,883	7,582
Total current liabilities	182,305	135,427

LONG-TERM LIABILITIES:
Asset retirement obligations	22,617	15,245
Commodity derivative contracts	495	3,943
Long-term debt	1,521,150	694,000
Deferred income taxes	196,115	190,625
Other long-term liabilities	1,088	1,189
Total long-term liabilities	1,741,465	905,002

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized, no shares issued or outstanding, respectively	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $338,000 and $325,000 liquidation value, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 68,652,983 shares issued and 68,545,925 outstanding at June 30, 2013 and 66,619,711 shares issued and oustanding at December 31, 2012	686	666
Treasury stock	(605)
Additional paid-in-capital	833,692	830,003
Retained deficit/accumulated loss	(191,702)	(187,091)
Total stockholders’ equity	642,074	643,581

TOTAL	$2,565,844	$1,684,010

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

REVENUES:
Oil sales	$77,636	$48,056	$149,854	$93,138
Natural gas liquid sales	10,998	3,901	20,717	10,173
Natural gas sales	14,464	2,379	23,259	5,829
Gains (losses) on commodity derivative contracts — net (1)	22,421	48,143	2,297	23,478
Other	489	103	903	207

Total revenues	126,008	102,582	197,030	132,825

EXPENSES:
Lease operating and workover	17,575	5,921	31,446	12,388
Severance and other taxes	6,579	6,272	12,534	11,648
Asset retirement accretion	313	164	567	298
Depreciation, depletion, and amortization	52,830	27,882	94,806	55,909
General and administrative	15,272	4,956	26,298	11,019
Acquisition and transaction costs	11,492	—	11,492	—

Total expenses	104,061	45,195	177,143	91,262

OPERATING INCOME	21,947	57,387	19,887	41,563

OTHER INCOME (EXPENSE)
Interest income	5	143	10	150
Interest expense — net of amounts capitalized	(16,621)	(990)	(27,488)	(2,680)

Total other income (expense)	(16,616)	(847)	(27,478)	(2,530)

INCOME BEFORE TAXES	5,331	56,540	(7,591)	39,033

Income tax benefit (expense)	(1,993)	(168,917)	2,980	(168,917)

NET INCOME (LOSS)	$3,338	$(112,377)	$(4,611)	$(129,884)

Preferred stock dividend	(2,709)	—	(6,826)	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$629	$(112,377)	$(11,437)	$(129,884)

Basic and diluted net income (loss) per share attributable to common shareholders	$0.01	$(1.85)	$(0.17)	$(2.39)

Weighted average number of common shares outstanding	68,441	60,887	65,699	54,261

(1)         Includes $1.1 million and $5.2 million of realized losses on commodity derivatives for the three months ended June 30, 2013 and 2012, respectively. Includes $6.1 million and $11.7 million of realized losses on commodity derivatives for the six months ended June 30, 2013 and 2012, respectively.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands)

(Unaudited)

	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of December 31, 2012	$3	$666	$—	$830,003	$(187,091)	$643,581
Share-based compensation	—	20	—	3,689	—	3,709
Acquisition of treasury stock	—	—	(605)	—	—	(605)
Net loss	—	—	—	—	(4,611)	(4,611)
Balance as of June 30, 2013	$3	$686	$(605)	$833,692	$(191,702)	$642,074

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2013	2012	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,338	$(112,377)	$(4,611)	$(129,884)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized gains on commodity derivative contracts, net	(23,492)	(53,323)	(8,372)	(35,157)
Asset retirement accretion	313	164	567	298
Depreciation, depletion, and amortization	52,830	27,882	94,806	55,909
Share-based compensation, net of amounts capitalized	1,770	682	3,014	682
Deferred income taxes	1,993	168,917	(2,980)	168,917
Amortization of deferred financing costs	1,280	160	2,264	376
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	(17,030)	2,138	(26,032)	5,015
Accounts receivable — JIB and other	(4,943)	125	(7,739)	2,872
Other current assets	(1,611)	(1,078)	(2,147)	(3,491)
Accounts payable	(3,621)	(3,238)	(4,546)	(3,077)
Accrued liabilities	(130)	(3,557)	28,717	(2,371)
Other	(60)	(848)	(101)	(126)

Net cash provided by operating activities	$10,637	$25,647	$72,840	$59,963

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(127,046)	(111,779)	(259,584)	(184,245)
Investment in acquired property	(621,748)	—	(621,748)	—

Net cash used in investing activities	$(748,794)	$(111,779)	$(881,332)	$(184,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	759,000	20,067	861,450	20,067
Repayments of long-term borrowings	(34,300)	(103,167)	(34,300)	(103,167)
Proceeds from issuance of mandatorily redeemable convertible preferred units	—	25,000	—	65,000
Repayment of mandatorily redeemable convertible preferred units	—	(65,000)	—	(65,000)
Proceeds from sale of common stock, net of initial public offering expenses of $6.1 million	—	213,839	—	213,839
Deferred financing costs	(24,278)	(2,112)	(24,646)	(2,112)
Repurchase of common stock	(605)	—	(605)	—

Net cash provided by financing activities	699,817	88,627	801,899	128,627

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(38,340)	2,495	(6,593)	4,345

Cash and cash equivalents, beginning of period	$50,625	$9,194	$18,878	$7,344

Cash and cash equivalents, end of period	$12,285	$11,689	$12,285	$11,689

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2013	2012	2013	2012	2013
PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	4,075	4,910	4,295	4,682	4,517
Natural gas liquids (Boe/day)	1,089	1,076	1,033	1,238	977
Natural gas (Mcf/day)	8,257	11,507	7,871	13,015	7,480
Oil equivalents (MBoe)	595	719	1,202	1,472	607
Average daily production (Boe/day)	6,540	7,904	6,640	8,090	6,740

PRODUCTION DATA - Mid-Continent:
Oil (Boe/day)	4,672	—	4,050	—	3,422
Natural gas liquids (Boe/day)	2,330	—	2,218	—	2,105
Natural gas (Mcf/day)	36,551	—	30,134	—	23,646
Oil equivalents (MBoe)	1,192	—	2,044	—	852
Average daily production (Boe/day)	13,094	—	11,290	—	9,468

PRODUCTION DATA - Combined:
Oil (Boe/day)	8,747	4,910	8,345	4,682	7,939
Natural gas liquids (Boe/day)	3,419	1,076	3,251	1,238	3,082
Natural gas (Mcf/day)	44,808	11,507	38,005	13,015	31,126
Oil equivalents (MBoe)	1,787	719	3,246	1,472	1,459
Average daily production (Boe/day)	19,634	7,904	17,930	8,090	16,208

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$97.54	$107.56	$99.21	$109.30	$101.08
Oil, with realized derivatives (per Bbl)	$94.86	$95.97	$94.13	$95.59	$93.31
Natural gas liquids, without realized derivatives (per Bbl)	$35.34	$39.83	$35.20	$45.14	$35.04
Natural gas liquids, with realized derivatives (per Bbl)	$37.41	(2)	$36.89	(2)	$36.31
Natural gas, without realized derivatives (per Mcf)	$3.55	$2.27	$3.38	$2.46	$3.14
Natural gas, with realized derivatives (per Mcf)	$3.65	(2)	$3.47	(2)	$3.21

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$9.83	$8.24	$9.69	$8.42	$9.51
Severance and other taxes	$3.68	$8.72	$3.86	$7.91	$4.08
Asset retirement accretion	$0.18	$0.23	$0.17	$0.20	$0.17
Depreciation, depletion, and amortization	$29.56	$38.78	$29.21	$37.98	$28.77
General and administrative (1)	$8.55	$6.89	$8.10	$7.49	$7.56
Acquisition and transaction costs	$6.43	$—	$3.54	$—	$—

(1)         Includes $0.99, $0.95, $0.93 and $0.46 per Boe for share-based compensation for the three months ended June 30, 2013, the three months ended June 30, 2012, the six months ended June 30, 2013 and the six months ended June 30, 2012.

(2)         The Company did not have hedges in place on its natural gas or NGL production until October 1, 2012.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of June 30, 2013

(including any new hedges entered into through August 5, 2013)

(Unaudited)

	Third Quarter 2013	Fourth Quarter 2013	2014	2015

Oil (Bbls):
WTI Swaps
Hedged Volume	1,086,094	1,086,120	4,344,450	1,820,000
Hedged Volume (BPD)	11,805	11,806	11,903	4,986
Weighted Average Fixed Price (per Bbl)	$93.92	$94.32	$88.76	$86.55

WTI Collars
Hedged Volume	50,751	50,751	164,400
Hedged Volume (BPD)	552	552	450
Weighted Average Floor ($/BBL)	$85.27	$85.27	$88.49
Weighted Average Ceiling ($/BBL)	$100.70	$100.70	$97.94

WTI to LLS Basis Differential Swaps (1)
Hedged Volume	413,034	330,760	501,000
Hedged Volume (BPD)	4,490	3,595	1,373
Weighted Average Differential (per Bbl)	$5.76	$5.80	$5.35

Natural Gas (Mmbtus):
Natural Gas Swaps (2)
Hedged Volume (MMBTU)	3,680,000	3,680,000	9,125,000
Hedged Volume (MMBTU/D)	40,000	40,000	25,000
Weighted Average Fixed Price (MMBTU)	$4.09	$4.09	$4.23

Natural Gas Collars
Hedged Volume (MMBTU)	558,249	558,249	1,685,004
Hedged Volume (MMBTU/D)	6,068	6,068	4,616
Weighted Average Floor ($/MMBTU)	$3.68	$3.68	$3.99
Weighted Average Ceiling ($/MMBTU)	$4.91	$4.91	$5.09

NGLs (Bbls):
NGL Swaps
Hedged Volume	64,500	64,500	151,500
Hedged Volume (BPD)	701	701	415
Weighted Average Fixed Price (per Bbl)	$63.42	$63.42	$62.16

(1)                     The Company enters into swap arrangements intended to fix the positive differential between the Louisiana Light Sweet (“LLS”) pricing and the West Texas Intermediate (“NYMEX WTI”) pricing.

(2)                     Includes 1,240,000 Mmbtu in natural gas swaps that priced during the period, but had not cash settled by June 30, 2013.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2013	2012	2013	2012	2013
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$3,338	$(112,377)	$(4,611)	$(129,884)	$(7,949)
Depreciation, depletion and amortization	52,830	27,882	94,806	55,909	41,976
Change in unrealized loss on commodity derivative contracts	(23,492)	(53,323)	(8,372)	(35,157)	15,120
Income taxes expense (benefit)	1,993	168,917	(2,980)	168,917	(4,973)
Interest income	(5)	(143)	(10)	(150)	(5)
Interest expense, net of amounts capitalized	16,621	990	27,488	2,680	10,867
Asset retirement obligation accretion	313	164	567	298	254
Share-based compensation, net of amounts capitalized	1,770	682	3,014	682	1,244

Adjusted EBITDA	$53,368	$32,792	$109,902	$63,295	$56,534

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	10,637	25,647	72,840	59,963	62,203
Changes in working capital	27,395	6,458	11,848	1,178	(15,547)
Interest income	(5)	(143)	(10)	(150)	(5)
Interest expense, net of amounts capitalized and accrued but not paid	16,621	990	27,488	2,680	10,867
Amortization of deferred financing costs	(1,280)	(160)	(2,264)	(376)	(984)

Adjusted EBITDA	$53,368	$32,792	$109,902	$63,295	$56,534

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2013	2012	2013	2012	2013

Net income (loss) - GAAP	$3,338	$(112,377)	$(4,611)	$(129,884)	$(7,949)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity derivative contracts	(23,492)	(53,323)	(8,372)	(35,157)	15,120
Deferred tax charge - IPO, corporate reorganization	—	149,489	—	149,489	—
Acquisition and transaction costs	11,492	—	11,492	—	—

Tax impact (1)	4,486	18,323	(1,225)	17,499	(5,818)

Adjusted net income - non-GAAP	$(4,176)	$2,112	$(2,716)	$1,947	$1,353

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and six months ended June 30, 2013 was approximately 37.4% and 39.3%, respectively. Prior to April 25, 2012, the Company was not a tax paying entity.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2013	2012	2013	2012	2013

Operating Expenses - GAAP	$104,061	$45,195	$177,143	$91,262	$73,082
Adjustments for certain non-cash items:
Asset retirement accretion	(313)	(164)	(567)	(298)	(254)
Share-based compensation, net of amounts capitalized	(1,770)	(682)	(3,014)	(682)	(1,244)
Depreciation, depletion, and amortization	(52,830)	(27,882)	(94,806)	(55,909)	(41,976)

Cash Operating Expenses - Non-GAAP (1)	$49,148	$16,467	$78,756	$34,373	$29,608
Cash Operating Expenses - Non-GAAP, per Boe (1)	$27.50	$22.90	$24.26	$23.35	$20.29

(1)         During the three and six months ended June 30, 2013, cash operating expenses include acquisition and transaction costs of $11.5 million ($6.43 per Boe) and $11.5 million ($3.54 per Boe), respectively, attributable to costs incurred during the periods related to the Panther Acquisition.